Exhibit 99


AQUATIC CELLULOSE INTERNATIONAL CORP. ANNOUNCES APPOINTMENT OF NEW CHAIRMAN AND CEO
Wednesday March 26, 1:49 pm ET

VERNON, British Columbia--(BUSINESS WIRE)--March 26, 2003--Aquatic Cellulose International Corp. (OTCBB:AQCI - News) announces the resignation of Mr. Gary Ackles from the position of Chairman & CEO. Mr. Ackles has been the single largest contributor to the building of the AQCI Corporation and now would like to dedicate his time to his technology and corporate development. An agreement has been struck that will ensure that Mr. Ackles will remain as a senior advisor to the company as it takes a new step in the company's history.

Ackles stated "As I reflect on my tenure with Aquatic Cellulose I feel a deep sense of appreciation for the many loyal AQCI shareholders. Over these many years we have gone from a corporation with an exciting idea of harvesting trees in lakes and rivers around the world to implementing an internationally recognized project in the Amazon. Being recognized for our accomplishments in many magazines and newspapers around the world, AQCI went to the middle of the Amazon harvested hundreds of thousands of dollars in exotic timber and bought it to the North American Markets. All that we set out to accomplish was achieved, but due to the downturn in the market place we have been unable, as yet to raise sufficient capital to expand our Brazil operations. Now, as I look back at all the exciting times and how so many loyal shareholders have stood by AQCI through the best of times and the worst of times I would like to take this opportunity to extend to them my fondest appreciations; although we may be down we are by no means out. Though I will no longer be running the day to day operations of AQCI I will be assisting during the transition phase and on into the future."

Aquatic Cellulose International Corp. further announces appointment of the new Chairman & CEO, Mr. Sheridan Westgarde. For the last several years, Mr. Westgarde, a UCC Robotics technologist, has been a key contributor to the technology development acting as President of Legacy Systems Corp., the owner of the global commercialization rights to the Aquatic Timber Harvester innovation. Sheridan's aggressive leadership, his intimate knowledge of the corporation and the robotic technology, as well as his awareness of the public marketplace makes him an excellent and timely fit for this key role.
"Taking over in difficult economic times I am humbled by the new role, yet excited by the challenge. With great confidence and a clear vision for the future of this corporation I will continue to forge ahead with the new mandate established by Mr. Ackles, to expand the scope of this company to capitalize on multiple underwater industries" stated Mr. Westgarde.


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This  press  release  contains  statements  that  constitute  forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that may cause or contribute to such differences include, among other things, the Company's dependence on one customer, seasonality of the Company's retrieval business and risk of future losses from operations. Other risks and uncertainties include changes in business conditions and the economy in general, changes in governmental regulations, unforeseen litigation and other risk factors identified. The Company undertakes no obligation to update these forward-looking statements for revisions or changes after the date of this press release.

The NASD OTC has neither approved nor disapproved of the information contained herein.

Contact:
     Aquatic Cellulose International Corp.
     Sheridan Westgarde,  250/558-5410
     250/558-5470 (FAX)
     aquaticcellulose@shaw.ca

     www.aquaticcellulose.com